Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT APPOINTS JOHN KOZLOWSKI CFO

Philadelphia, PA — August 1, 2019 — Lannett Company, Inc. (NYSE: LCI) today announced the appointment of John Kozlowski as chief financial officer (CFO), effective August 31, 2019.  He succeeds Martin Galvan, who, as previously announced, will retire on August 30, 2019, following the planned submission of the company’s Form 10-K for fiscal year 2019.  Kozlowski presently serves as the company’s chief of staff and strategy officer.

“John brings more than 20 years of financial and managerial experience to his new role as CFO,” said Tim Crew, chief executive officer of Lannett.  “Since joining Lannett 10 years ago, he has held multiple, senior-level positions in our finance department, including vice president financial operations and before that corporate controller.  His financial expertise is complemented by recent executive roles as our chief of staff and strategy officer and before that as our chief operating officer.  John is a critical thinker and his deep knowledge of the company and our industry will help ensure a smooth transition.”

Crew added that Kozlowski emerged as the clear choice for CFO after the company conducted a robust search, which included internal and external candidates, with assistance from a global executive search firm.

Prior to joining Lannett, Kozlowski, 47, held senior finance positions with Finisar Australia (formerly Optium Australia) and Optium Corporation.  Kozlowski earned a Master of Business Administration degree from Rider University and a Bachelor degree in finance from James Madison University.

Galvan will retire after serving for eight years as CFO of Lannett; he will remain available to the company for advisory support.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

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